Filed Pursuant to Rule 433

Registration Nos. 333-126348, 333-126348-01, 333-126348-02 and 333-126348-03

June 7, 2006

PRICING TERM SHEET

(To Preliminary Prospectus Supplement dated June 6, 2006)

Issuer:	Alabama Power Company
Security:	Series JJ Senior Notes
Ratings:	Aaa by Moody’s, AAA by Standard & Poor’s
Insurer:	Financial Guaranty Insurance Company
Size:	$150,000,000
Price:	$25.00
Maturity:	June 15, 2046
Redemption Terms:	Callable in whole or in part any time on or after June 14, 2011 at par
Coupon:	6.375%
Interest Payment Dates:	March 15, June 15, September 15 and December 15 of each year beginning September 15, 2006
Format:	SEC Registered
Expected Listing:	NYSE
Proceeds to Issuer:	96.85% of principal amount
Transaction Date:	June 7, 2006
Expected Settlement Date:	June 14, 2006 (T+5)
Joint Lead Managers:	Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
Co-Managers:	Banc of America Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated

Underwriters:	ABN AMRO Incorporated
BNY Capital Markets, Inc.
Morgan Keegan & Company, Inc.
Raymond James & Associates, Inc.

SunTrust Capital Markets, Inc.
Jeffries & Company, Inc.
Muriel Siebert & Co., Inc.
Blaylock & Company, Inc.
Guzman & Company
M.R. Beal & Company
Protective Securities, a division of ProEquities, Inc.
Samuel A. Ramirez & Co., Inc.
The Williams Capital Group, L.P.
Toussaint Capital Partners, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 205-257-2714, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors) or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.